Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) executed this     day of March, 2007 and effective as of  the same date, is by and between Isolagen, Inc., a Delaware corporation (together with its subsidiaries, the “Company” or “Isolagen”), and Declan Daly, an individual residing in  Ireland (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive serves the Company as Executive Vice President – Europe and Chief Financial Officer; and

WHEREAS, the Company has employed Executive as its Executive Vice President – Europe and Chief Financial Officer since June 5, 2006 and the Company and the Executive have not  previously entered into an employment agreement that was contemplated at the commencement of Executive’s employment by the Company, and now wish to do so;

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Executive hereby agree as follows:

1.             Term of Employment; Office and Duties.

(a)        Commencing on June 5, 2006 (the “Employment Date”), and for an initial term ending June 30, 2009 the Company shall employ the Executive as an executive of the Company with the title of Executive Vice President - Europe and Chief Financial Officer, with the duties and responsibilities prescribed for such offices in the Bylaws of the Company and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Executive by the Board of Directors.  Executive shall report to the Chief Executive Officer and President.  Executive agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement.  This Agreement shall be renewed for an additional one (1) year term, by the mutual written agreement of the Executive and the Company at least thirty (30) days prior to its expiration.

(b)        The Executive shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity;  provided, however, that nothing in this Agreement shall preclude the Executive from devoting time required:  (i) for serving as a director or officer of any organization or entity not in a competing business with the Company, and any other businesses in which the Company becomes involved; (ii) delivering lectures or fulfilling speaking engagements; or (iii) engaging in charitable and community activities provided  that such activities do not interfere with the performance of his duties hereunder.

2.             Compensation and Benefits.

For all services rendered by the Executive in any capacity during the period of Executive’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date, the Executive shall be compensated as follows:

(a)           Base Salary.  The Company shall pay the Executive a fixed salary (“Base Salary”) at a rate of Three Hundred Sixty Eight Thousand Five Hundred Dollars ($368,500) per year.  The Board of Directors may periodically review the Executive’s Base Salary and may determine to increase (but not decrease) the Executive’s salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate.  Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b)           Annual Bonus.   Executive is entitled to receive an annual bonus (the “Annual Bonus”), payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year.   The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria mutually agreed upon between Executive and the Company’s CEO and approved by the Compensation Committee, established with respect to the ensuing fiscal year, within thirty (30) days following the adoption by the Board of Directors of a budget relating to the ensuing year.  Criteria for the Annual Bonus shall be agreed upon prior to or within sixty (60) days after the execution of this Agreement.  The Compensation Committee may also consider other more subjective factors in making its determination.  The targeted amount of the Annual Bonus shall be 50%, with up to 70%, of the Executive’s base salary. The actual Annual Bonus for any given period may be higher or lower than the target.  For any fiscal year in which Executive is employed for less than the full year, Executive shall receive a bonus which is prorated based on the number of full months in the year which are worked.

(c)           Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i)            Executive is entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs, including a Section 401(k) retirement plan, of the Company established from time to time by the Board of Directors, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.  In addition, the Executive shall be entitled to the following benefits:

(ii)           Contemporaneous with commencement of his employment with the Company, the Executive was granted a non-qualified stock option (the “Employment Option”) to purchase 325,000 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) with an exercise price per share equal to the closing price of Isolagen on the Employment Date. The term of the Employment Option will be for a period of five (5) years from the date of grant and governed by the terms of an Option Agreement between the Executive and the Company.  The shares eligible for purchase under the Employment Option grant vest ratably, annually, over the three years following the Employment Date.

(iii)          Notwithstanding the provisions of paragraph (ii) hereinabove, the vesting of the Employment Option shall accelerate and vest immediately upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933.

(d)           Withholding and Employment Tax.  Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(e)           Disability.  The Company shall provide the Executive with a policy of disability insurance benefits of at least sixty percent (60%) of his gross Base Salary per month.   To the extent permitted by the Company’s existing disability policy, the Executive’s disability policy will be a portable policy.  The Executive agrees to pay for any additional premium payments resulting from providing a portable policy (in comparison to a group policy) and further agrees to have the additional premium payments deducted from his pay.   In the event of the Executive’s Disability (as hereinafter defined), the Executive and his family shall continue to be covered by all of the Company’s life, medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for the lesser of the term of such Disability (as hereinafter defined) or eighteen (18) months, in accordance with the terms of such plans.

(f)            Death.  The Company shall provide the Executive with a policy of term life insurance benefits in the amount of at least One Million Dollars ($1,000,000). To the extent permitted by the Company’s existing life insurance policy, the Executive’s life insurance policy will be a portable policy.  The Executive agrees to pay for any additional premium payments resulting from providing a portable policy (in comparison to a group policy) and further agrees to have the additional premium payments deducted from his pay.    In the event of the Executive’s death, the Executive’s family shall continue to be covered by all of the Company’s medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for eighteen (18) months following the Executive’s death in accordance with the terms of such plans.

(g)           Vacation.  Executive shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

3.             Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of his duties under this Agreement, including such other travel as may be required or appropriate to fulfill the responsibilities of his office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

4.             Termination of Employment.

Notwithstanding any other provision of this Agreement, Executive’s employment with the Company may be terminated upon written notice to the other party as follows:

(a)           By the Company, in the event of the Executive’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against, Executive by a governmental authority of competent jurisdiction for charges involving criminal fraud or embezzlement; (ii) the conviction of Executive of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Executive, which act or acts constitute a felony; (iii) Executive having willfully caused the Company, without the approval of the Board of Directors, to fail to abide by either a valid contract to which the Company is a party or the Company’s Bylaws; (iv) Executive having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (v) Executive having committed acts or omissions constituting a material breach of Executive’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach; (vi) Executive having committed acts or omissions constituting a material breach of this Agreement, including any failure of the Executive to follow a directive from one or more of his superiors, the Board of Directors and/or any Committee thereof; or (vii) Executive having failed to meet agreed upon minimum performance criteria.  A determination that Cause exists as defined in clauses (iv), (v), (vi) or (vii) (as to this Agreement) of the preceding sentence shall be made in good faith and by at least a majority of the members of the Board of Directors.  For purposes of this Agreement, “Disability” shall mean the inability of Executive, in the reasonable judgment of a physician appointed by the Board of Directors, to perform his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days.  The Company shall by written notice to the Executive specify the event relied upon for termination pursuant to this Section 4(a), and Executive’s employment hereunder shall be deemed terminated as of the date of such notice.  In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Executive under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Executive under this Agreement, and any and all options granted hereunder shall terminate according to their terms.  In the event of a termination due to Executive’s Disability or death, the Company shall comply with its obligations under Sections 2(e) and 2(f).

(b)           By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for the lesser of the remaining term as defined above or six months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination.

(c)           In the event that any amounts payable and/or any benefits provided to the Executive under the terms of this Agreement and/or under any other plan, agreement or arrangement by which he is to receive payments or benefits in the nature of compensation would constitute “excess parachute payments” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulations promulgated pursuant thereto, then the amounts payable under the terms of this Agreement and/or under any other plan, agreement or arrangement shall be reduced so that no payments are deemed “excess parachute payments.”  Any decisions regarding this requirement or implementation of reductions shall be made by tax counsel selected by the Company.

(d)           If any payment to Executive under the terms of this Agreement is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Code, such payment shall be delayed until the date that is six months after the date of Executive’s separation from service with the Company, so as to comply with the special rule for certain “specified employees” set forth in Code Section 409A(a)(2)(B)(i) unless it is determined that immediate distribution is permissible (and does not trigger any additional tax liability pursuant to Code Section 409A(a)(l)) pursuant to Code Section 409A(a)(2)(A)(v) by reason of being payable in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial position of the assets of the Company.

5.             Non-Competition.

During the period of Executive’s employment hereunder and during the period, if any, during which payments are required to be made to the Executive by the Company pursuant to Sections 4(a) or 4(b), the Executive shall not, within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a one hundred (100) mile radius of any such state or foreign jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in by the Company (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing).  The term “business engaged in by the Company” shall mean the development and commercialization of autologous fibroblast system technology for application in, among other therapies, dermatology, surgical and post-traumatic scarring, skin ulcers, cosmetic surgery, periodontal disease, reconstructive dentistry, vocal chord injuries, urinary incontinence, and digestive and gastroenterological disorders and other applications relating to the market for autologous fibroblast or UMC cells and the five derivative cell lines: osteoblast, chondroblast, fibroblast, adipocyte, and neuroectoderm.  Investments of less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5. Executive’s obligations under this Section 5 arising after the termination of Executive shall be suspended during any period in which the Company fails to pay to him Termination Payments required to be paid to him pursuant to this Agreement.  The provisions of this Section 5 are subject to the provisions of Section 14 of this Agreement.

6.             Inventions and Confidential Information.

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  The Executive acknowledges that the proprietary information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company.  By reason of his being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States and in foreign jurisdictions.  (For purposes of this Section 6, “Company” shall mean the Company and each of its controlled subsidiaries.)  Therefore, subject to the provisions of Section 14 hereof, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i)            The Executive will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company.  Executive agrees to hold as the Company’s property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four (24) hours of such termination or demand.

(ii)           During the period of Executive’s employment with the Company and for eighteen (18) months thereafter, (a) the Executive will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ and (b) the Executive will not directly or indirectly hire or cause to be hired or induce a third party to hire, any such employee (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof and (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

7.             Indemnification.

The Company will indemnify (and advance the costs of defense of) the Executive (and his legal representatives) to the fullest extent required by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers, against all judgments, damages, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an officer of the Company or any of its subsidiaries except that the Company shall have no obligation to indemnify Executive for liabilities resulting from conduct of the Executive with respect to which a court of competent jurisdiction has made a final determination that Executive committed gross negligence or willful misconduct.

8.             Litigation Expenses.

In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Executive, which judgment or order is substantially inconsistent with the positions asserted by the Company in such litigation or proceeding, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys’ fees and expenses.

 9.            Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Executive and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

10.           Survival of Obligations.

Sections 4, 5, 6, 7, 8, 9, 11, 12 and 14 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

11.           Executive’s Representations.

The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.           Company’s Representations.

The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

13.           Enforcement.

Because the Executive’s services are unique and because the Executive has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

14.           Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.  In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each county of the Commonwealth of Pennsylvania and one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

15.           Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and thereof.  This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

16.           Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

To the Company:

Isolagen, Inc.

405 Eagleview Blvd.

Exton, Pennsylvania 19341

Attention: Susan Ciallella

To the Executive:

Declan Daly

[ADDRESS]

[CITY, STATE, ZIP]

Ireland

 and/or to such other persons and addresses as any party shall have specified in writing to the other.

17.           Assignability.

This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

18.           Governing Law.

This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

19.           Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

20.           Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

ISOLAGEN, INC.

/s/ Ralph V. De Martino
By: Ralph V. De Martino,

at the direction of the Board of Directors

EXECUTIVE:

/s/ Declan Daly
Declan Daly